Exhibit 99.1

July 26, 2018

To Our Members:

We are pleased to announce that the Board of Directors of the Federal Home Loan Bank of Chicago increased the dividends declared on both subclasses of capital stock. Based on our preliminary financial results for the second quarter of 2018, the Board of Directors declared a dividend of 4.25% (annualized) for Class B1 activity capital stock (an increase of 25 basis points from the previous quarter) and a dividend of 1.70% (annualized) for Class B2 membership capital stock (an increase of 10 basis points from the previous quarter).

The Bank pays a higher dividend per share on Class B1 activity stock to reward members who use the Bank’s advances and, thereby, support the entire cooperative. The higher dividend you receive on Class B1 activity stock has the effect of lowering your borrowing costs.

We expect to report net income of $85 million for the second quarter of 2018 when we file our Form 10-Q with the Securities and Exchange Commission next month. Our preliminary and unaudited financial results are included here and details on the dividend payments and our second quarter 2018 financial highlights are provided at the end of this letter.

Members Maximizing the Benefits of Our Products and Programs
We continue to see strong utilization of our advances, letters of credit, and Mortgage Partnership Finance® (MPF®) Program products, and participation in our community investment programs. Advances outstanding totaled $54.5 billion and letters of credit totaled $21.6 billion at the end of the second quarter of 2018, up $6.4 billion and $2 billion from year-end 2017, respectively. MPF loans outstanding on balance sheet totaled $5.8 billion at the end of the second quarter of 2018, up from $5.2 billion at year-end 2017. The increasing number of Participating Financial Institutions (PFIs) selling into MPF Traditional products, along with the introduction this June of lower pricing for low balance MPF loans, helped contribute to the highest levels of activity since 2015 when we made these MPF products available again for our members. Additionally, the competitive Affordable Housing Program (AHP) round closed on June 15, with 91 applications received requesting a total of $51.8 million. We would like to thank our members and their community partners for participating in this year’s application process. We expect to award approximately $25.1 million in early December. Learn more about the round here.

A New Way to Support Small Business Lending: Community Small Business Advance
We are pleased to offer a new Community Small Business Advance as a way for you to support your local economy and community revitalization efforts. This new fixed rate, fixed term advance provides you with funding at a 0% interest rate in exchange for a commitment that you limit the rate you charge to customers benefiting from this funding to no more than 3.5%. We think it’s a great way to finance small business projects in your community. Learn more about this new advance here.

FHLBank System Voices Concerns Over FHFA Proposed Rule Amending AHP Regulations
Thank you to our members, trade associations, and community investment partners, who commented on the Federal Housing Finance Agency’s (FHFA) proposed amendments to AHP regulations that could impact how your institution uses AHP funding in the communities you serve. Members, sponsors, other interested parties, and the Federal Home Loan Banks collectively submitted over 400 comment letters to the FHFA. We greatly appreciate those of you who made your voices heard through submitting comment letters on this regulation that is so critical to our members and their communities. Visit our website if you would like to read the comment letters submitted by the Federal Home Loan Bank System, our Bank, and our Community Investment Advisory Council.

Viewpoints: Perspectives from Different Angles
We look forward to seeing many of you at our annual Management Conference next week on Thursday, August 2, and Friday, August, 3. If you have not yet registered but are planning to join us, registration closes tomorrow, Friday, July 27. Hotel space is limited; however, we will do our very best to accommodate your requests. Register today so you don’t miss out on the opportunity to hear this year’s outstanding lineup of speakers:

•	Janet L. Yellen, Former Chair of the Federal Reserve (2014-2018)

•	Robert Gates, 22nd United States Secretary of Defense (2006-2011)

•	Jeremy Gutsche, New York Times Best-Selling Author and CEO of Trendhunter.com

•	Marci Rossell, Former Chief Economist for CNBC and Co-Host of Squawk Box

Member owned. Member focused.
Earlier this year many of you participated in our member survey to help us to better serve you. Through your responses, we learned about what you value most as a member of the Federal Home Loan Bank of Chicago and we identified opportunities to enhance your experience with us. We plan on addressing much of what we learned and can act on some of these opportunities in the near future. Last week I sent a letter further detailing the initial findings. You can review that letter here. Our member survey is another step in our ongoing efforts to ensure that we are serving you well, that we are evolving as your needs change, and that we are positioning the Bank to support your success into the future. We look forward to sharing updates with you along the way.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago and we hope to see you at the Management Conference.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement new or enhanced programs, the impact to us from the FHFA’s final membership rule and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” “Downpayment Plus,” “DPP,” and “Community First” are registered trademarks of the Federal Home Loan Bank of Chicago.

Second Quarter 2018 Dividend
On July 26, 2018, the Board of Directors of the Federal Home Loan Bank of Chicago increased the dividend declared per share on both sub-classes of capital stock. Based on our preliminary financial results for the second quarter of 2018, the Board of Directors declared a dividend of 4.25% (annualized) for Class B1 activity capital stock (an increase of 25 basis points from the previous quarter) and a dividend of 1.70% (annualized) for Class B2 membership capital stock (an increase of 10 basis points from the previous quarter).

The actual effective combined dividend rate on the total stock held by each member depends on each member’s level of activity with the Bank during the second quarter of 2018 and the relative number of shares of activity and membership capital stock held by each member. The dividend will be paid by crediting your account on August 15, 2018.

Second Quarter 2018 Financial Highlights
For more details, please refer to the Condensed Statements of Income and Statements of Condition here. The financial results discussed are preliminary and unaudited. We expect to file our second quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC) next month. You can access it on our website, fhlbc.com, or through the SEC’s reporting website.

•	Advances outstanding increased $6.4 billion to $54.5 billion at June 30, 2018, up from $48.1 billion at December 31, 2017.

•
MPF Loans held in portfolio increased to $5.8 billion at June 30, 2018, up from $5.2 billion at December 31, 2017, as new MPF loan purchases continued to moderately outpace paydown and maturity activity due to an increased number of PFIs and the introduction this June of lower pricing for low balance MPF loans.

•
Total investment securities increased 4% to $18.1 billion at June 30, 2018, up from $17.3 billion at December 31, 2017, as we increased our purchase of Treasury securities and mortgage-backed securities.

•	Total assets increased to $96.7 billion as of June 30, 2018, compared to $84.4 billion as of December 31, 2017.

•	We recorded net income of $85 million in the second quarter of 2018, up from $79 million in the second quarter of 2017.

•
Net interest income for the second quarter of 2018 was $132 million, up from $117 million for the second quarter of 2017, as we benefited both from the rising rate environment and higher levels of interest earning assets.

•	We remained in compliance with all of our regulatory capital requirements as of June 30, 2018.

•	Letters of credit commitments increased to $21.6 billion at June 30, 2018, up from $19.6 billion at December 31, 2017.

This publication contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of regulatory changes to Federal Home Loan Bank membership requirements by the Federal Housing Finance Agency, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this publication. The financial results discussed in this publication are preliminary and unaudited. “Community First,” “Downpayment Plus,” “DPP,” “Mortgage Partnership Finance,” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	June 30, 2018	December 31, 2017	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$17,974	$13,378	34%
Investment securities	18,103	17,347	4%
Advances	54,468	48,085	13%
MPF Loans held in portfolio, net of allowance for credit losses	5,779	5,193	11%
Other	407	352	16%
Assets	$96,731	$84,355	15%

Consolidated obligation discount notes	$43,007	$41,191	4%
Consolidated obligation bonds	46,854	37,121	26%
Other	1,515	1,191	27%
Liabilities	91,376	79,503	15%
Capital stock	1,805	1,443	25%
Retained earnings	3,428	3,297	4%
Accumulated other comprehensive income (loss)	122	112	9%
Capital	5,355	4,852	10%
Total liabilities and capital	$96,731	$84,355	15%

Member standby letters of credit - off balance sheet	$21,587	$19,572	10%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended June 30,			For the year to date ended June 30,
	2018	2017	Change	2018	2017	Change
Interest income	$577	$373	55%	$1,057	$710	49%
Interest expense	(445)	(256)	74%	(801)	(480)	67%
Net interest income	132	117	13%	256	230	11%
Reversal of (provision for) credit losses	—	(1)	100%	—	(1)	100%
Net interest income after reversal of (provision for) credit losses	132	116	14%	256	229	12%
Noninterest income	9	16	(44)%	9	26	(65)%
Noninterest expense	(46)	(44)	5%	(88)	(86)	2%
Income before assessments	95	88	8%	177	169	5%
Affordable Housing Program assessment	(10)	(9)	11%	(18)	(17)	6%
Net income	$85	$79	8%	$159	$152	5%

Average interest bearing assets	$94,058	$80,982	16%	$91,872	$80,455	14%
Net interest income yield on average interest earning assets	0.56%	0.58%	(0.02)%	0.56%	0.57%	(0.01)%